UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangement for Named Executive Officer

On July 31, 2009,The Mosaic Company (the “Company”) and Steven L. Pinney, Senior Vice President – Phosphate Operations and Supply Chain of the Company and a Named Executive Officer in the Company’s proxy statement dated August 25, 2008 for its 2008 annual meeting of stockholders, who is retiring on August 6, 2009, entered into a Retirement Agreement (the “Agreement”) setting forth all matters regarding Mr. Pinney’s retirement, including those matters under Mr. Pinney’s Amended and Restated Senior Management Severance and Change in Control Agreement dated March 24, 2008. The Agreement provides that, in connection with his retirement, Mr. Pinney is entitled to:

•	cash payment of $651,750;

•	continued health and dental benefits to the extent required under federal law and a related cash payment of $18,450;

•	reimbursement for outplacement services up to $25,000;

•	cash compensation in the amount of $45,576 for unused vacation;

•

the vesting of employee stock options to purchase 9,626 shares of the Company’s common stock at exercise prices ranging from $40.03 per share to $127.21 per share (with the continued right to exercise these options as well as 146,800 vested employee stock options held by Mr. Pinney at exercise prices ranging from $15.04 to $127.21 per share through August 6, 2010); and

•	the receipt of 13,762 shares of the Company’s common stock due to the vesting of restricted stock units, as well as the payment of $511 in dividend equivalents accrued with respect to such shares.

The Agreement also includes Mr. Pinney’s agreement not to, among other matters, (1) disclose confidential information of the Company, and (2) for a period of 12 months following his retirement, (a) solicit the Company’s customers, dealers, employees and suppliers, or interfere with the Company’s business relationships, or (b) compete with the Company. In addition, Mr. Pinney is required to sign a full and complete release of all claims against the Company as a condition to receipt of the items listed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: August 5, 2009	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General
Counsel and Corporate Secretary